UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2012 (June 4, 2012)

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on February 4, 2011, Savient Pharmaceuticals, Inc. (the “Company”) entered into an indenture (the “2011 Indenture”) with U.S. Bank National Association, as trustee (“US Bank”) relating to the Company’s $230 million aggregate principal amount of 4.75% Convertible Senior Notes due 2018 (the “Existing Notes”).

On June 7, 2012, Morris, Nichols, Arsht & Tunnell LLP, counsel to the Company, received a letter from Ropes & Gray LLP (the “June 7, 2012 Letter”), on behalf of certain unidentified alleged holders of certain of the Existing Notes, stating that such alleged holders had notified US Bank on June 4, 2012 of an event of default under Section 6.01(j) of the 2011 Indenture (the “Alleged Event of Default”). Pursuant to Section 6.01(j), an Event of Default occurs if “an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.” Pursuant to the 2011 Indenture, upon such an Event of Default, the principal of, and accrued and unpaid interest on, all of the Existing Notes (approximately $122,000,000 in principal amount) would automatically become due and payable. The June 7, 2012 Letter makes reference to the April 30, 2012 creditor derivative action complaint filed by Tang Capital Partners, LP in the Delaware Court of Chancery against the Company and its current directors (the “Delaware Action”), which, among other things, seeks appointment of a receiver of and for the Company under Section 291 of the Delaware General Corporation Law, and asserts that the pendency without dismissal or stay for a period of 30 consecutive days of the Delaware Action triggered an Event of Default under Section 6.01(j) of the 2011 Indenture.

On June 8, 2012, the Company, through its counsel Morris, Nichols, Arsht & Tunnell LLP, responded to the June 7, 2012 Letter and set forth several reasons why the Delaware Action is not and cannot be a basis for any Event of Default or acceleration under Section 6.01(j) of the 2011 Indenture. For the reasons set forth in the Company’s response letter, the Company strenuously and in good faith disputes the occurrence of an Event of Default or any acceleration under the 2011 Indenture. A copy of the Company’s response letter is attached hereto as Exhibit 99.1. In addition, in connection with the Delaware Action, the Company has submitted a request to the Delaware Court of Chancery that the Court schedule a hearing on the Company’s motion to dismiss the Delaware Action at the earliest convenience of the Court. Further, the Company is commencing litigation against Tang Capital Partners LP in the Delaware Court of Chancery seeking, among other things, a declaratory judgment that an Event of Default in regard to the Existing Notes has not occurred under the 2011 Indenture.

If the Alleged Event of Default were to result in the acceleration of the Existing Notes so that they become due and payable prior to the date on which they would otherwise have become due and payable and such acceleration is not rescinded, then, under the Company’s indenture, dated as of May 9, 2012, by and among the Company, certain of the Company’s subsidiaries as guarantors, and US Bank, as trustee (the “2012 Indenture), following notice and a 30-day cure period, a cross-default would be triggered, which would in turn give holders of at least 25% of the notes issued under the 2012 Indenture the right to cause the accreted value of, and any accrued and unpaid interest on, the notes issued under the 2012 Indenture to immediately become due and payable.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Letter to Ropes & Gray LLP, dated June 8, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2012	SAVIENT PHARMACEUTICALS, INC.

	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP & General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibits

99.1	Letter to Ropes & Gray LLP, dated June 8, 2012